EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD ANNUAL EARNINGS OF $15.6 MILLION
LOANS INCREASE 9.5 PERCENT, ACHIEVES MILESTONE OF $1 BILLION

NOVATO, CA, January 20, 2012 – Bank of Marin Bancorp (“Bancorp”, NASDAQ: BMRC) announces 2011 annual earnings of $15.6 million, an increase of $2.0 million, or 14.8%, from $13.6 million a year ago. Earnings per share for the year ended December 31, 2011 totaled $2.89 on a diluted basis, up $0.34 from $2.55 in the prior year. 2011 earnings include the impact of the FDIC1-assisted acquisition of certain assets and the assumption of certain liabilities of the former Charter Oak Bank on February 18, 2011 (the “Acquisition”).

Earnings for the fourth quarter of 2011 totaled $3.4 million compared to $3.9 million in the fourth quarter of 2010. Diluted earnings per share for the fourth quarter of 2011 totaled $0.63 compared to $0.73 in the fourth quarter of 2010.

“We are pleased to report record earnings and strong loan growth this year driven by our Napa and San Francisco markets,” said Russell A. Colombo, Chief Executive Officer. “In this environment, we are encouraged by the lending relationships we are building in new and core markets, which should position us well for future growth.”

Bancorp also provides the following highlights on its operating and financial performance for the year and fourth quarter of 2011:

●
Fourth-quarter 2011 earnings include a pre-tax $683 thousand write-off of the Napa core deposit intangible asset (included in other expense), primarily due to a significant decline in alternative funding costs since the Acquisition. This write-off reduced diluted earnings per share by 7 cents in the fourth quarter and year ended December 31, 2011.

●
Fourth-quarter 2011 earnings reflect a $2.5 million provision for loan losses, an increase of $1.5 million from the same quarter a year ago. The increase primarily represents the provision for loan losses on acquired loans, as well as an increase in general reserves related to loan growth.

●
Total loans grew $89.8 million, or 9.5% in 2011, primarily due to the loans acquired in Napa and growth in the San Francisco market.  In the fourth quarter loans grew $38.5 million, or 3.9%, primarily in the Marin and San Francisco markets.

●
Total deposits grew $187.2 million, or 18.4%, over a year ago, with non-interest bearing deposits growing $77.4 million or 27.4%.  Non-interest bearing deposits totaled 29.9% of deposits at December 31, 2011, compared to 27.8% at December 31, 2010.

●
Credit quality remains solid with non-performing loans at 1.16% of total loans, down from 1.37% a year ago. The loan loss reserve as a percentage of non-performing loans totaled 122% at December 31st, compared to 96% a year ago.

●
On January 19, 2012, the Board of Directors declared a quarterly cash dividend of $0.17 per share.  The cash dividend is payable to shareholders of record at the close of business on February 1, 2012 and will be payable on February 10, 2012.

1 Federal Deposit Insurance Corporation

Loans and Credit Quality

The loan portfolio reached $1.0 billion at December 31, 2011, representing an increase of $89.8 million, or 9.5%, over December 31, 2010. The increase reflects $61.8 million of loans purchased at fair value without loss share as part of the Acquisition, as well as growth in the Bank’s commercial real estate, commercial and industrial, and home equity portfolios, partially offset by a decreased emphasis on certain product lines, including construction and other residential lending.

Non-performing loans totaled $12.0 million or 1.16% of Bancorp’s loan portfolio at December 31, 2011, compared to $10.7 million or 1.08% at September 30, 2011 and $12.9 million, or 1.37%, a year ago. Accruing loans past due 30 to 89 days totaled $7.4 million at December 31, 2011, compared to $5.0 million at September 30, 2011 and $352 thousand a year ago.

“We continue to realize the benefit of our consistent, disciplined, and proactive approach to managing loans, resulting in a high quality portfolio,” said Kevin Coonan, Chief Credit Officer. “We focus on strong underwriting practices and active account management to maintain our strong credit quality, which protects our customers, shareholders and the overall health of the Bank.”

Non-performing loans exclude certain PCI2 loans from the Acquisition that are accreting interest.  PCI loans totaled $6.0 million at December 31, 2011 (including loans totaling $3.4 million that are accreting interest), compared to $6.5 million at September 30, 2011, and $9.4 million at the Acquisition.  The decline reflects the Bank’s conscious efforts in resolving problem loans.

The provision for loan losses totaled $7.1 million and $5.4 million in 2011 and 2010, respectively.  The increase in the provision for loan losses is primarily driven by $2.3 million of loan loss provision related to the acquired loans, where credit quality has deteriorated since the Acquisition.  The allowance for loan losses of $14.6 million totaled 1.42% of loans at December 31, 2011, compared to 1.33% and 1.32% at September 30, 2011 and December 31, 2010, respectively.  Net charge-offs in 2011 totaled $4.8 million compared to $3.6 million in the prior year.  The increase in net charge-offs primarily relates to $1.5 million of charge-offs related to the acquired loans.

Bancorp’s loan loss provision totaled $2.5 million in the fourth quarter of 2011, compared to $500 thousand in the prior quarter. This increase primarily reflects a higher level of specific reserves on Bank of Marin-originated commercial and industrial loans, as well as personal loans. In addition, the increase reflects newly identified reserves on acquired loans and an increase in general reserves relating to loan growth.  The loan loss provision increased $1.5 million from the fourth quarter of 2010, which is primarily related to the provision for loan losses on acquired loans, as well as an increase in general reserves related to loan growth.  Net charge-offs in the fourth quarter of 2011 totaled $1.1 million, compared to $1.2 million in the prior quarter and $682 thousand in the same quarter a year ago.

Deposits

Total deposits grew $187.2 million, or 18.4%, from a year ago to $1.2 billion at December 31, 2011. The higher level of deposits reflects growth in most deposit categories, except for CDARS® time deposits, which decreased $20.6 million. Non-interest bearing deposits comprised 29.9% of total deposits at December 31, 2011, compared to 31.8% at September 30, 2011 and 27.8% a year ago.

“The significant increase in deposits we’ve seen this year, particularly core deposits, is an indication of the strength of our customer relationships,” said Christina Cook, Chief Financial Officer. “As a local community bank, our goal is to provide the highest level of personalized service across all the markets we serve.”

2 Purchased Credit-Impaired Loans

Earnings

The acquired operations of the former Charter Oak Bank contributed approximately $3.2 million to Bancorp’s pre-tax 2011 income, including $2.9 million of accretion on purchased non-credit impaired loans, $2.3 million in loan loss provision, $1.9 million of gains recognized in interest income on pay-offs of PCI loans, $1.0 million in Acquisition-related third-party costs, $683 thousand impairment write-off of the core deposit intangible asset (discussed previously) and $146 thousand in pre-tax bargain purchase gain. The acquired operations of the former Charter Oak Bank reduced Bancorp’s pre-tax fourth-quarter income by approximately $769 thousand, including $1.3 million in loan loss provision, $683 thousand impairment write-off of the core deposit intangible asset, $241 thousand of accretion on purchased non-credit impaired loans and $208 thousand of gains recognized in interest income on pay-offs of PCI loans. The quarterly and year-to-date income amounts discussed above exclude allocated overhead and allocated cost of funds. The current level of accretion is expected to continue to decline.

The tax-equivalent net interest margin was 5.13% in 2011 compared to 4.95% in 2010. The net interest income for 2011 totaled $63.8 million, representing an increase of $8.9 million, or 16.2%, from 2010. The increase primarily reflects the Acquisition of loans from the former Charter Oak Bank and a reduction in the cost of deposits, partially offset by the $924 thousand pre-payment penalty on the FHLB advance in the third quarter of 2011.

The tax-equivalent net interest margin was 4.79% in the fourth quarter of 2011, compared to 4.76% in the prior quarter and 4.92% in the same quarter last year. Net interest income totaled $15.7 million in the fourth quarter of 2011, an increase of $498 thousand, or 3.3%, from the prior quarter, and an increase of $1.7 million, or 11.8% from the same quarter last year.  The increase from the fourth quarter of 2010 primarily reflects the effect of the Acquisition of loans from the former Charter Oak Bank and a reduction in the cost of deposits due to the low interest rate environment.

The 2011 non-interest income totaled $6.3 million, an increase of $748 thousand, or 13.5%, from last year. The increase from last year relates to higher Wealth Management and Trust Services fee income, higher ATM and debit card interchange fee income (due to a higher level of customers and activity) and the pre-tax bargain purchase gain of $146 thousand from the Acquisition. Non-interest income in the fourth quarter of 2011 totaled $1.5 million, compared to $1.4 million in the same period last year, and remained relatively unchanged from the prior quarter.

Non-interest expense totaled $38.3 million and $33.4 million in 2011 and 2010, respectively, representing a $4.9 million or 14.8% increase. The increase primarily reflects higher personnel and occupancy costs associated with branch expansion, approximately $1.0 million of one-time Acquisition-related third-party costs, $725 thousand of impairment and amortization of the core deposit intangible asset, as well as higher data processing and marketing costs, partially offset by lower FDIC insurance expense.

Non-interest expense totaled $9.7 million in the fourth quarter of 2011, an increase of $313 thousand, or 3.3%, from the prior quarter, primarily due to the write-off of the core deposit intangible asset, partially offset by lower personnel costs. Non-interest expense increased $1.7 million, or 21.1% from the same quarter a year ago, primarily due to $725 thousand of impairment and amortization of the core deposit intangible asset, higher personnel and occupancy costs associated with branch expansion and higher marketing costs, partially offset by lower FDIC insurance expense due to a change in the FDIC assessment base.

About Bank of Marin Bancorp

Bank of Marin, as the sole subsidiary of Bank of Marin Bancorp, is the premier community and business bank in Marin County with 17 offices in Marin, San Francisco, Napa and Sonoma counties. Bank of Marin offers business and personal banking, private banking and wealth management services, with a strong focus on supporting local businesses in the community. Incorporated in 1989, Bank of Marin has received the highest five star rating from Bauer Financial for more than twelve years (www.bauerfinancial.com) and has been recognized for several years as one of the "Best Places to Work in the Bay Area" and one of the "Top Corporate Philanthropists" by the San Francisco Business Times. With assets of $1.4 billion, Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and has been recognized as a Top 200 Community Bank for the past five years by US Banker Magazine.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, estimated fair values related to the assets acquired and liabilities assumed of the former Charter Oak Bank, general economic conditions, the  economic downturn in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
Year To Year Comparison
December 31, 2011

(dollars in thousands, except per share data; unaudited)

FOURTH QUARTER	QTD 2011	QTD 2010	CHANGE	% CHANGE

NET INCOME	$3,383	$3,908	$(525)	(13.4%)
DILUTED EARNINGS PER COMMON SHARE	$0.63	$0.73	$(0.10)	(13.7%)
RETURN ON AVERAGE ASSETS (ROA)	0.96%	1.28%	(0.32%)	(25.0%)
RETURN ON AVERAGE EQUITY (ROE)	9.97%	12.81%	(2.84%)	(22.2%)
EFFICIENCY RATIO	56.46%	52.12%	4.34%	8.3%
TAX-EQUIVALENT NET INTEREST MARGIN 1	4.79%	4.92%	(0.13%)	(2.6%)
NET CHARGE-OFFS	$1,085	$682	$403	59.1%
NET CHARGE-OFFS TO AVERAGE LOANS	0.11%	0.07%	0.04%	57.1%

YEAR-TO-DATE	YTD 2011	YTD 2010	CHANGE	% CHANGE

NET INCOME	$15,564	$13,552	$2,012	14.8%
DILUTED EARNINGS PER COMMON SHARE	$2.89	$2.55	$0.34	13.3%
RETURN ON AVERAGE ASSETS (ROA)	1.16%	1.14%	0.02%	1.8%
RETURN ON AVERAGE EQUITY (ROE)	12.01%	11.67%	0.34%	2.9%
EFFICIENCY RATIO	54.62%	55.20%	(0.58%)	(1.1%)
TAX-EQUIVALENT NET INTEREST MARGIN 1	5.13%	4.95%	0.18%	3.6%
NET CHARGE-OFFS	$4,803	$3,577	$1,226	34.3%
NET CHARGE-OFFS TO AVERAGE LOANS	0.49%	0.38%	0.11%	28.9%

AT PERIOD END	December 31, 2011	December 31, 2010	CHANGE	% CHANGE

TOTAL ASSETS	$1,393,263	$1,208,150	$185,113	15.3%

LOANS:
COMMERCIAL AND INDUSTRIAL	$175,790	$153,836	$21,954	14.3%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$174,705	$142,590	$32,115	22.5%
COMMERCIAL INVESTOR-OWNED	$446,425	$383,553	$62,872	16.4%
CONSTRUCTION	$51,957	$77,619	$(25,662)	(33.1%)
HOME EQUITY	$98,043	$86,932	$11,111	12.8%
OTHER RESIDENTIAL	$61,502	$69,991	$(8,489)	(12.1%)
INSTALLMENT AND OTHER CONSUMER LOANS	$22,732	$26,879	$(4,147)	(15.4%)
TOTAL LOANS	$1,031,154	$941,400	$89,754	9.5%

NON-PERFORMING LOANS 2:
COMMERCIAL	$2,955	$2,486	$469	18.9%
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$2,033	$632	$1,401	221.7%
COMMERCIAL INVESTOR	$741	$0	$741	NM
CONSTRUCTION	$3,014	$9,297	$(6,283)	(67.6%)
HOME EQUITY	$766	$0	$766	NM
OTHER RESIDENTIAL	$1,942	$148	$1,794	1212.2%
INSTALLMENT AND OTHER CONSUMER LOANS	$519	$362	$157	43.4%
TOTAL NON-PERFORMING LOANS	$11,970	$12,925	$(955)	(7.4%)

TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$7,382	$352	$7,030	1997.2%
LOAN LOSS RESERVE TO LOANS	1.42%	1.32%	0.10%	7.6%
LOAN LOSS RESERVE TO NON-PERFORMING LOANS	1.22	x	0.96	x	0.26	x	27.1%
NON-PERFORMING LOANS TO TOTAL LOANS	1.16%	1.37%	(0.21%)	(15.3%)
TEXAS RATIO3	7.99%	9.72%	(1.73%)	(17.8%)

TOTAL DEPOSITS	$1,202,972	$1,015,739	$187,233	18.4%
LOAN TO DEPOSIT RATIO	85.7%	92.7%	(7.0%)	(7.6%)
STOCKHOLDERS' EQUITY	$135,551	$121,920	$13,631	11.2%
BOOK VALUE PER SHARE	$25.40	$23.05	$2.35	10.2%
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS 4	9.73%	10.09%	(0.36%)	(3.6%)
TOTAL RISK BASED CAPITAL RATIO-BANK 5	12.9%	12.7%	0.2%	1.6%
TOTAL RISK BASED CAPITAL RATIO-BANCORP5	13.1%	13.3%	(0.2%)	(1.5%)

1 Net interest income is annualized by dividing actual number of days in the period times 360 days.
2  Excludes accruing troubled-debt restructured loans of $6.3 million and $1.2 million at December 31, 2011 and 2010, respectively. Excludes purchased credit-impaired (PCI) loans with a carrying value of $3.4 million that are accreting interest at December 31, 2011 and zero at December 31, 2010. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

3 (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
4 Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax.
5 Current period estimated.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION at December 31, 2011, September 30, 2011 and December 31, 2010

(in thousands, except share data; unaudited)	December 31, 2011	September 30, 2011	December 31, 2010

Assets
Cash and due from banks	$127,732	$130,675	$65,724
Short-term investments	2,011	2,111	19,508
Cash and cash equivalents	129,743	132,786	85,232

Investment securities
Held to maturity, at amortized cost	59,738	39,077	34,917
Available for sale (at fair value; amortized cost $132,348, $156,531 and $109,070 at December 31, 2011, September 30, 2011, and December 31, 2010, respectively)	135,104	159,478	111,736
Total investment securities	194,842	198,555	146,653

Loans, net of allowance for loan losses of $14,639, $13,224 and $12,392 at December 31, 2011, September 30, 2011 and December 31, 2010, respectively	1,016,515	979,419	929,008
Bank premises and equipment, net	9,498	9,624	8,419
Interest receivable and other assets	42,665	42,333	38,838

Total assets	$1,393,263	$1,362,717	$1,208,150

Liabilities and Stockholders' Equity

Liabilities
Deposits
Non-interest bearing	$359,591	$373,844	$282,195
Interest bearing
Transaction accounts	134,673	128,916	105,177
Savings accounts	75,617	74,392	56,760
Money market accounts	434,461	417,505	371,352
CDARS® time accounts	46,630	32,592	67,261
Other time accounts	152,000	149,276	132,994
Total deposits	1,202,972	1,176,525	1,015,739

Federal Home Loan Bank borrowings	35,000	35,000	55,000
Subordinated debenture	5,000	5,000	5,000
Interest payable and other liabilities	14,740	13,191	10,491

Total liabilities	1,257,712	1,229,716	1,086,230

Stockholders' Equity
Preferred stock, no par value
Authorized - 5,000,000 shares; none issued	---	---	---
Common stock, no par value
Authorized - 15,000,000 shares
Issued and outstanding - 5,336,927 shares, 5,331,368 shares and 5,290,082 shares at December 31, 2011, September 30, 2011 and December 31, 2010, respectively	56,854	56,670	55,383
Retained earnings	77,098	74,622	64,991
Accumulated other comprehensive income, net	1,599	1,709	1,546

Total stockholders' equity	135,551	133,001	121,920

Total liabilities and stockholders' equity	$1,393,263	$1,362,717	$1,208,150

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Twelve months ended
(in thousands, unaudited)	December. 31, 2011	September. 30, 2011	December. 31, 2010	December. 31, 2011	December. 31, 2010

Interest income
Interest and fees on loans	$15,150	$15,567	$14,093	$63,479	$56,239
Interest on investment securities
Securities on U.S. Government agencies	847	1,153	792	3,478	3,234
Obligations of state and political subdivisions	396	298	291	1,299	1,146
Corporate debt securities and other	203	151	141	636	593
Interest on Federal funds sold and short-term investments	70	56	47	222	145
Total interest income	16,666	17,225	15,364	69,114	61,357

Interest expense
Interest on interest-bearing transaction accounts	30	35	29	151	110
Interest on savings accounts	23	21	25	98	104
Interest on money market accounts	282	326	339	1,286	2,467
Interest on CDARS® time accounts	45	50	179	237	842
Interest on other time accounts	336	305	373	1,314	1,495
Interest on borrowed funds	232	1,268	360	2,209	1,430
Total interest expense	948	2,005	1,305	5,295	6,448

Net interest income	15,718	15,220	14,059	63,819	54,909
Provision for loan losses	2,500	500	1,050	7,050	5,350
Net interest income after provision for loan losses	13,218	14,720	13,009	56,769	49,559

Non-interest income
Service charges on deposit accounts	447	478	442	1,836	1,797
Wealth Management and Trust Services	445	486	394	1,834	1,521
Other income	632	601	524	2,599	2,203
Total non-interest income	1,524	1,565	1,360	6,269	5,521

Non-interest expense
Salaries and related benefits	4,742	5,320	4,408	20,211	18,240
Occupancy and equipment	981	1,021	884	4,002	3,576
Depreciation and amortization	342	329	311	1,293	1,344
FDIC insurance	210	189	381	1,000	1,506
Data processing	557	642	494	2,690	1,916
Professional services	561	465	481	2,499	1,917
Other expense	2,341	1,455	1,078	6,588	4,858
Total non-interest expense	9,734	9,421	8,037	38,283	33,357
Income before provision for income taxes	5,008	6,864	6,332	24,755	21,723

Provision for income taxes	1,625	2,631	2,424	9,191	8,171
Net income	$3,383	$4,233	$3,908	$15,564	$13,552

Net income per common share:
Basic	$0.64	$0.80	$0.74	$2.94	$2.59
Diluted	$0.63	$0.79	$0.73	$2.89	$2.55

Weighted average shares used to compute net income per common share:
Basic	5,313	5,310	5,259	5,302	5,238
Diluted	5,394	5,390	5,342	5,384	5,314

Dividends declared per common share	$0.17	$0.16	$0.16	$0.65	$0.61

Average Statements of Condition and Analysis of Net Interest Income

	Three months ended			Three months ended			Three months ended
	December 31, 2011			September 30, 2011			December 31, 2010
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$104,190	$70	0.26%	$94,153	$56	0.23%	$60,050	$47	0.31%
Investment securities
U.S. Government agencies (2)	128,143	847	2.64%	142,459	1,153	3.24%	95,910	792	3.30%
Corporate CMOs and other (2)	18,632	203	4.36%	18,053	151	3.35%	15,628	141	3.61%
Obligations of state and political subdivisions (3)	47,758	566	4.74%	35,064	449	5.12%	32,756	443	5.41%
Loans and banker's acceptances (1) (3) (4)	1,009,916	15,289	5.92%	982,165	15,676	6.25%	932,570	14,184	5.95%
Total interest-earning assets (1)	1,308,639	16,975	5.08%	1,271,894	17,485	5.38%	1,136,914	15,607	5.37%
Cash and non-interest-bearing due from banks	52,574			46,799			36,567
Bank premises and equipment, net	9,610			9,484			8,531
Interest receivable and other assets, net	34,324			32,825			32,144
Total assets	$1,405,147			$1,361,002			$1,214,156
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$130,894	$30	0.09%	$129,862	$35	0.11%	$102,117	$29	0.11%
Savings accounts	75,217	23	0.12%	72,288	21	0.12%	55,259	25	0.18%
Money market accounts	432,728	282	0.26%	413,186	326	0.31%	380,165	339	0.35%
CDARS® time accounts	39,850	45	0.45%	32,139	50	0.62%	70,453	179	1.01%
Other time accounts	152,619	336	0.87%	150,199	305	0.81%	132,062	373	1.12%
FHLB fixed-rate advances	35,000	195	2.21%	52,391	1,232	9.33%	55,008	323	2.33%
Subordinated debenture (1)	5,000	37	2.90%	5,000	36	2.82%	5,000	37	2.90%
Total interest-bearing liabilities	871,308	948	0.43%	855,065	2,005	0.93%	800,064	1,305	0.65%
Demand accounts	386,066			364,502			281,563
Interest payable and other liabilities	13,214			10,035			11,524
Stockholders' equity	134,559			131,400			121,005
Total liabilities & stockholders' equity	$1,405,147			$1,361,002			$1,214,156
Tax-equivalent net interest income/margin (1)		$16,027	4.79%		$15,480	4.76%		$14,302	4.92%
Reported net interest income/margin (1)		$15,718	4.70%		$15,220	4.68%		$14,059	4.84%
Tax-equivalent net interest rate spread			4.65%			4.45%			4.72%

	Twelve months ended			Twelve months ended
	December 31, 2011			December 31, 2010
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks (1)	$87,365	$222	0.25%	$43,028	$143	0.33%
Federal funds sold	---	---	---	3,049	2	0.07%
Investment securities
U.S. Government agencies (2)	120,118	3,478	2.90%	91,869	3,234	3.52%
Corporate CMOs and other (2)	17,249	636	3.69%	13,675	593	4.34%
Obligations of state and political subdivisions (3)	38,204	1,935	5.06%	30,893	1,741	5.64%
Loans and banker's acceptances (1) (3) (4)	984,211	63,914	6.40%	929,755	56,542	6.00%
Total interest-earning assets (1)	1,247,147	70,185	5.55%	1,112,269	62,255	5.52%
Cash and non-interest-bearing due from banks	46,673			34,383
Bank premises and equipment, net	9,136			8,259
Interest receivable and other assets, net	34,183			31,262
Total assets	$1,337,139			$1,186,173
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$125,316	$151	0.12%	$98,168	$110	0.11%
Savings accounts	69,792	98	0.14%	51,738	104	0.20%
Money market accounts	405,726	1,286	0.32%	390,575	2,467	0.63%
CDARS® time accounts	39,514	237	0.60%	71,432	842	1.18%
Other time accounts	151,866	1,314	0.87%	124,631	1,495	1.20%
FHLB borrowings	49,722	2,062	4.15%	55,002	1,281	2.33%
Subordinated debenture (1)	5,000	147	2.90%	5,000	149	2.94%
Total interest-bearing liabilities	846,936	5,295	0.63%	796,546	6,448	0.81%
Demand accounts	347,682			263,742
Interest payable and other liabilities	12,983			9,791
Stockholders' equity	129,538			116,094
Total liabilities & stockholders' equity	$1,337,139			$1,186,173
Tax-equivalent net interest income/margin (1)		$64,890	5.13%		$55,807	4.95%
Reported net interest income/margin (1)		$63,819	5.05%		$54,909	4.87%
Tax-equivalent net interest rate spread			4.92%			4.71%

(1) Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
(2) Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

(3) Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
(4) Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.